Exhibit 99.2

Forward-looking statements

This release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Philips and certain of the plans and objectives of Philips with respect to these items, including without limitation completion of the tender offer and merger and any expected benefits of the merger, and certain forward-looking statements regarding Volcano, including without limitation with respect to its business, the proposed tender offer and merger, the expected timetable for completing the transaction, and the strategic and other potential benefits of the transaction. Completion of the tender offer and merger are subject to conditions, including satisfaction of a minimum tender condition and the need for regulatory approvals, and there can be no assurance that those conditions can be satisfied or that the transactions described in this release (the “Transactions”) will be completed or will be completed when expected. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates,” “projects,” “potential,” “continues” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “should,” “would,” “might” or “will” be taken, occur or be achieved. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived; (ii) uncertainties regarding the two companies’ ability to successfully market both new and existing products; (iii) uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions; (iv) uncertainties as to the timing of the tender offer and merger; (v) uncertainties as to how many of Volcano’s stockholders will tender their stock in the tender offer; (vi) the possibility that competing offers will be made; (vii) the failure to complete the tender offer or the merger in the timeframe expected by the parties or at all; (viii) the outcome of legal proceedings that may be instituted against Volcano and/or others relating to the Transactions; (ix) Volcano’s ability to maintain relationships with employees, customers, or suppliers; (x) domestic and global economic and business conditions; (xi) developments within the euro zone; (xii) the successful implementation of Philips’ strategy and the ability to realize the benefits of this strategy; (xiii) legal claims; (xiv) changes in exchange and interest rates; (xv) changes in tax rates, raw materials and employee costs; (xvi) the ability to successfully exit certain businesses or restructure the operations; (xvii) the rate of technological changes; (xviii) political, economic and other developments in countries where Philips operates; (xix) industry consolidation and competition; and (xx) other risk factors described in Volcano’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statements in this release are based upon information known to Philips on the date of this announcement. Neither Philips nor Volcano undertakes any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Volcano or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Philips and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Volcano. The offer to purchase shares of Volcano common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Clearwater Merger Sub, Inc., a wholly owned subsidiary of Philips Holding USA Inc., which is a wholly owned subsidiary of Royal Philips, and the solicitation/recommendation statement will be filed with the SEC by Volcano. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which will be named in the tender offer statement.

Transcript of Video Presentation by Frans van Houten, President and CEO of Koninklijke

Philips N.V., posted on Philips’ External Website on December 17, 2014

Philips’ agreement to acquire VOLCANO is an important and exciting next step in our HealthTech strategy and specifically for our Image Guided Therapy business.

Image-guided therapies provide major benefits for patients and health care systems, including reduced patient risk, higher patient throughput, and lower costs.

Over the last couple of years, we have followed a deliberate strategy to create a successful and leading Image Guided Therapy business through investments in R&D, partnerships and technology licenses.

We have built up a sizeable global customer base, including each of the top 50 Heart Surgery and Cardiology hospitals in the U.S. In fact, one in every three interventional X-ray imaging systems sold in the world is a Philips system.

The images of such systems provide the maps that allow the clinician to guide thin, tube-shaped instruments called catheters through the body to the area of interest and perform the treatment.

In image-guided treatments of the heart and blood vessels, there is an upward trend to use catheters that are capable of producing ultrasound images of the interior of the blood vessel or perform measurements such as the blood flow. There is increasing clinical evidence that the use of such technologies in conjunction with interventional X-ray helps improve procedure outcomes.

I am excited about our plan to acquire VOLCANO, because VOLCANO is a unique player in this space: it is a focused, pure play company in catheter-based imaging and measurements. The company is a market leader in two important technologies in this field, with the broadest product portfolio in the industry built around these two technologies. The company serves a global customer base and generates half of its sales outside of the US.

VOLCANO is highly complementary to our portfolio of live image-guidance solutions, planning and navigation tools, and integration services. We will accelerate growth through the channel synergies that will enable cross selling of Philips products into VOLCANO’s installed base and vice versa. Because their products are single-use disposables, VOLCANO has more frequent touch points with the customer than our sales force, and this will drive adoption of our complete offering.

I am particularly excited about VOLCANO’s clinical development capabilities and world-class commercialization expertise for Philips’ next generation of imaging and measurement technologies. Together, we will introduce new solutions to address unmet needs in the minimally invasive treatment of heart rhythm disorders and structural heart diseases. Both are promising segments growing at double digit rates.

We have had a long-standing successful partnership with VOLCANO, so we know them very well. This will facilitate the integration process, and we are looking forward to getting started on our combined market opportunity.

Let me summarize today’s announcement:

With this acquisition, Philips is significantly expanding its leadership position in image-guided therapies, a key part of our HealthTech portfolio and strategy.

It creates a strategically and financially compelling combination that will enhance our commercialization opportunities in new, adjacent segments while providing operating leverage through more productive sales operations.

The acquisition is in line with our goal of making strategic investments in HealthTech to accelerate growth and generate significantly more value for customers, patients, employees and shareholders.